Exhibit 10.13

FORM OF

SPONSOR EARNOUT AGREEMENT

This Sponsor Earnout Agreement (this “Agreement”), dated as of [●], 2022, is entered into by and between Abri Ventures I, LLC, a Delaware limited liability company (the “Sponsor”), and Abri SPAC I, Inc., a Delaware corporation (“Parent”). The Sponsor and Parent are sometimes referred to herein each as a “Party” and together the “Parties”.

Recitals

WHEREAS, Parent, Abri Merger Sub, Inc., a Delaware corporation (“Merger Sub”), DLQ, Inc., a Nevada corporation (the “Company”), and Logiq, Inc., a Delaware corporation (the “DLQ Parent”), have entered into a Merger Agreement (the “Merger Agreement”; capitalized terms used but not defined herein shall have their respective meanings assigned to them in the Merger Agreement), dated as of September 9, 2022, pursuant to which Merger Sub will merge with and into the Company (the “Merger”) and the Company will be the surviving company and a wholly-owned subsidiary of Parent; and

WHEREAS, as a condition and an inducement to Parent and the Company entering into the Merger Agreement, the Sponsor and Parent have agreed that 1,000,000 shares of Parent Common Stock (collectively, the “Sponsor Earnout Shares”) will be issued to the Sponsor free and clear of all Liens other than applicable federal and state securities restrictions.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties agree as follows:

Agreement

1.	Definitions.

For purposes hereof, the following terms when used in this Agreement shall have the respective meanings set forth below:

“Earnout Period” means the First Earnout Period, the Second Earnout Period and the Third Earnout Period, as applicable.

“First Earnout Period” means the period from and after the Closing until the first anniversary of the Closing Date.

“First Milestone Event” means the occurrence of the following event: the closing share price of the shares of Parent Common Stock over any twenty (20) consecutive Trading Days during the First Earnout Period is greater than or equal to $16.50 per share (subject to any adjustment pursuant to Section 3(c)).

“Milestone Event” means any of the First Milestone Event, Second Milestone Event and Third Milestone Event.

“Second Earnout Period” means the period from and after the Closing until the second anniversary of the Closing Date.

“Second Milestone Event” means the occurrence of the following event: the closing share price of the shares of Parent Common Stock over any twenty (20) consecutive Trading Days during the Second Earnout Period is greater than or equal to $23.00 per share (subject to any adjustment pursuant to Section 3(c)).

“Third Earnout Period” means the period from and after the Closing until the third anniversary of the Closing Date.

“Third Milestone Event” means the occurrence of the following event: the closing share price of the shares of Parent Common Stock over any twenty (20) consecutive Trading Days during the Third Earnout Period is greater than or equal to $30.00 per share (subject to any adjustment pursuant to Section 3(c)).

2.	Issuance and Release of the Sponsor Earnout Shares.

(a) The Parties acknowledge and agree that the Sponsor Earnout Shares shall be: issued by Parent to the Sponsor, as additional consideration for the Merger, free and clear of all Liens other than applicable federal and state securities restrictions:

(i) 250,000 Sponsor Earnout Shares shall be earned upon satisfaction of the First Milestone Event;

(ii) 350,000 Sponsor Earnout Shares shall be earned upon satisfaction of the Second Milestone Event; and

(iii) 400,000 Sponsor Earnout Shares shall be earned upon satisfaction of the Third Milestone Event.

Any Sponsor Earnout Shares that are not earned on or before the expiration of the applicable Earnout Period shall be forfeited and cancelled.

(b) For the avoidance of doubt: (i) more than one of the Milestone Events described in Sections 2(a) may occur at the same time if occurring during the portion of the Earnout Period starting from and after the Closing Date and ending on the second anniversary of the Closing Date; (ii) only the Milestone Events described in Sections 2(a)(ii) and (iii) may occur during the portion of the Earnout Period starting from and after the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date; and (iii) only the Milestone Event described in Section 2(a)(iii) may occur during the portion of the Earnout Period starting from and after the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date.

3.	Covenants of Parent.

(a) Promptly after each Milestone Event has occurred (but in any event within ten (10) Business Days after the occurrence of the applicable Milestone Event), Parent shall take all actions required to be taken by Parent to issue the applicable Sponsor Earnout Shares to the Sponsor.

(b) Parent shall take such actions as are reasonably requested by the Sponsor to evidence the issuances pursuant to Section 2(a), including through the provision of an updated stock ledger showing such issuances (as certified by an officer of Parent responsible for maintaining such ledger or the applicable registrar or transfer agent of Parent).

(c) In the event Parent shall at any time during the Earnout Period pay any dividend on Parent Common Stock by the issuance of additional shares of Parent Common Stock, or effect a subdivision or combination or consolidation of the outstanding Parent Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Parent Common Stock, then in each such case, (i) the number of Sponsor Earnout Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Parent Common Stock (including any other shares so reclassified as Parent Common Stock) outstanding immediately after such event and the denominator of which is the number of shares of Parent Common Stock that were outstanding immediately prior to such event, and (ii) the dollar values set forth in Sections 2(a) and Sections 4(a)-(c) shall be appropriately adjusted to provide to the Sponsor the same economic effect as contemplated by this Agreement prior to such event.

(d) During the Earnout Period, Parent shall take all reasonable efforts for Parent to remain listed as a public company on, and for the Parent Common Stock to be tradable over, Nasdaq; provided, however, that the foregoing shall not limit Parent from consummating a Change in Control or entering into a Contract that contemplates a Change in Control. Upon the consummation of any Change in Control during the Earnout Period, other than as set forth in Section 4, Parent shall have no further obligations pursuant to this Section 3(d).

(e) Except with respect to any amounts treated as imputed interest under Section 483 of the Code, any issuance of shares of Sponsor Earnout Shares pursuant to this Agreement shall be treated as an adjustment to the merger consideration by the Parties for Tax purposes, unless otherwise required by a change in applicable Tax Law. Any Earnout Share that is issued pursuant to this Agreement shall be treated as eligible for non-recognition treatment under Section 354 of the Code (and shall not be treated as “other property” within the meaning of Section 356 of the Code).

4. Change in Control. If, at any time after the Closing and prior to or on the third (3rd) anniversary of the Closing Date, there occurs any transaction resulting in a Change in Control, and the per share valuation of Parent Common Stock in such Change in Control transaction prior to giving effect to the provisions of this Section 4 is: (a) greater than or equal to $16.50, then, immediately prior to the consummation of such Change in Control, the Milestone Event set forth in Section 2(a)(i) shall be deemed to have occurred if such Milestone Event shall not have previously occurred; (ii) greater than or equal to $23.00, then, immediately prior to the consummation of such Change in Control, the Milestone Event set forth in Section 2(a)(ii) shall be deemed to have occurred if such Milestone Event shall not have previously occurred; and (iii) greater than or equal to $30.00 then, immediately prior to the consummation of such Change in Control, the Milestone Event set forth in Section 2(a)(iii) shall be deemed to have occurred if such Milestone Event shall not have previously occurred (it being understood that such Change in Control may result in the occurrence of more than one of the events as provided in clauses (i), (ii) and (iii)); provided, however, that, in each case of clauses (i), (ii) and (iii), the applicable Sponsor Earnout Shares shall be released to the Sponsor as of immediately prior to the Change in Control, and the Sponsor shall be eligible to participate in such Change in Control transaction with respect to such Sponsor Earnout Shares.

5.	Representations and Warranties of the Sponsor.

The Sponsor represents and warrants to Parent as follows:

(a) Organization and Power. The Sponsor is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b) Authorization. The Sponsor has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Sponsor, shall constitute the valid and legally binding obligation of the Sponsor, enforceable in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally; or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Sponsor in connection with the consummation of the transactions contemplated by this Agreement.

(d) Compliance with Other Instruments. The execution, delivery and performance by the Sponsor of this Agreement and the consummation by the Sponsor of the transactions contemplated by this Agreement will not result in any violation or default: (i) of any provisions of its organizational documents, if applicable; (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound; (iii) under any note, indenture or mortgage to which it is a party or by which it is bound; (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound; or (v) of any provision of any federal or state statute, rule or regulation applicable to the Sponsor, in each case (other than clause (i)), which would have a material adverse effect on the Sponsor or its ability to consummate the transactions contemplated by this Agreement.

6.	Representations and Warranties of Parent .

Parent represents and warrants to the Sponsor as follows:

(a) Organization and Corporate Power. Parent is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b) Authorization. Parent has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by Parent, shall constitute the valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Governmental Consents and Filings. Assuming the accuracy of the representations and warranties made by the Sponsor in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Parent in connection with the consummation of the transactions contemplated by this Agreement.

(d) Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default: (i) of any provisions of its certificate of incorporation or other governing documents; (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound; (iii) under any note, indenture or mortgage to which it is a party or by which it is bound; (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound; or (v) of any provision of any federal or state statute, rule or regulation applicable to Parent, in each case (other than clause (i)) which would have a material adverse effect on Parent or its ability to consummate the transactions contemplated by this Agreement.

7.	General Provisions.

(a) Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (i) if by hand or nationally recognized overnight courier service, by 5:00 PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (ii) if by electronic mail or facsimile, on the date of transmission with affirmative confirmation of receipt; or (iii) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective Parties as follows, or to such other address as a Party shall specify to the others in accordance with these notice provisions:

if to Parent, to:

Abri SPAC I, Inc.

9663 Santa Monica Blvd., No. 1091

Beverly Hills, CA 90210

Attn: Jeffrey Tirman, Chief Executive Officer

E-mail: jtirman@abriadv.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Ave

New York, NY 10154

Attention: Mitchell S. Nussbaum

Fax: 212.504.3013

E-mail: mnussbaum@loeb.com

if to the Sponsor, to:

Abri Ventures I, LLC.

9663 Santa Monica Blvd., No. 1091

Beverly Hills, CA 90210

Attn: Jeffrey Tirman, Chief Executive Officer

E-mail: jtirman@abriadv.com with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Ave

New York, NY 10154

Attention: Mitchell S. Nussbaum

Fax: 212.504.3013

E-mail: mnussbaum@loeb.com

(b) Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Closing.

(c) Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitutes the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

(d) Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(e) Assignments. Except as otherwise specifically provided herein, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(f) Counterparts. This Agreement may be executed, by manual or electronic signature, in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(h) Governing Law. This Agreement, the entire relationship of the Parties, and any litigation between the Parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Delaware, without giving effect to its choice of laws principles.

(i) Jurisdiction. The Parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts of New York (or any appellate courts thereof) for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(j) Waiver of Jury Trial. The Parties hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.

(k) Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the written consent of Parent and the Sponsor.

(l) Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

(m) Expenses. Parent will bear all of the costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents (including transfer agents), representatives, financial advisors, legal counsel and accountants.

(n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached will not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, or covenant.

(o) Waiver. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(p) Confidentiality. Except as may be required by law, regulation or applicable stock exchange listing requirements, unless and until the transactions contemplated hereby and the terms hereof are publicly announced or otherwise publicly disclosed by Parent, the Parties shall keep confidential and shall not publicly disclose the existence or terms of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

ABRI SPAC I, INC.

By:
Name:	Jeffrey Tirman
Title:	Chief Executive Officer

ABRI VENTURES I, LLC

By:
Name:	Jeffrey Tirman
Title:	Chief Executive Officer

[Signature Page to Sponsor Earnout Agreement]